SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                       (Amendment No.   )

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[x]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                 DILLARD DEPARTMENT STORES, INC.
        (Name of Registrant as Specified In Its Charter)
                 DILLARD DEPARTMENT STORES, INC.
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(l), or
        14a-6(i)(2).
[ ]    $500 per each party to the controversy pursuant to Exchange
        Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title or each class of securities to which transaction applies:


     2) Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     4)   Proposed maximum aggregate value of transaction:


     5)   Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:


     2)   Form, Schedule or Registration Statement No.:


     3)   Filing Party:


     4)   Date Filed:

                           DILLARD DEPARTMENT STORES, INC.
                                 POST OFFICE BOX 486
                             LITTLE ROCK, ARKANSAS 72203


                              NOTICE OF ANNUAL MEETING
                                   OF STOCKHOLDERS


                               TO BE HELD MAY 20, 1995

                                   PROXY STATEMENT

DILLARD DEPARTMENT STORES, INC.
POST OFFICE BOX 486
LITTLE ROCK, ARKANSAS 72203



TO THE HOLDERS OF CLASS A AND              Little Rock, Arkansas
CLASS B COMMON STOCK:                             April 10, 1995

    Notice is hereby given that the annual meeting of Stockholders of Dillard Department Stores, Inc., will be held at the Board Room of the First Commercial Bank Building, Capitol and Broadway, Little Rock, Arkansas on Saturday, May 20, 1995, at 9:30 a.m. for the following purposes:

       1. To elect 15 Directors of the Company (five Directors to represent Class A Stockholders and 10 Directors to represent Class B Stockholders).

       2.    To consider and act upon a stockholder proposal.

       3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 31, 1995, will be entitled to notice of, and to vote at, the meeting.

    Your participation in the meeting is earnestly solicited. If you do not expect to be present in person at the meeting, please sign, date, and fill in the enclosed Proxy and return it by mail in the enclosed envelope to which no postage need be affixed if mailed in the United States of America.


                                       By Order of the Board of Directors



                                       JAMES E. DARR, JR.
                                       Secretary

DILLARD DEPARTMENT STORES, INC.
POST OFFICE BOX 486
LITTLE ROCK, ARKANSAS 72203
Telephone (501) 376-5200


APRIL 10, 1995


PROXY STATEMENT


    The enclosed Proxy is solicited by and on behalf of the management of Dillard Department Stores, Inc. (the "Company"), a Delaware corporation, for use at the annual meeting of stockholders to be held on Saturday, May 20, 1995, at 9:30 a.m. at the Board Room of the First Commercial Bank Building, Capitol and Broadway, Little Rock, Arkansas, or at any adjournment or adjournments thereof.

    Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of the Company. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein.

    If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 20, 1995, or any adjournment or adjournments thereof.

    The cost of soliciting Proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of the Company may solicit Proxies by telephone, telegraph and personally. These persons will receive no compensation other than their regular salaries. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fees of such firm are not expected to exceed $6,000.

OUTSTANDING STOCK; VOTING RIGHTS;
VOTE REQUIRED FOR APPROVAL

    The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 31, 1995, will be entitled to notice of, and to vote at, the meeting. At that date, there were 109,028,595 shares of Class A Common Stock outstanding and 4,017,061 shares of Class B Common Stock outstanding.

     Each holder of Class A Common Stock and each holder of Class
B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in his name except that the holders of Class A Common Stock are empowered as a class to elect one-third of the Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the Directors. Nominees for director of each class, to be elected, must receive a plurality of the votes cast within that class. Cumulative voting for Directors is not permitted. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. If shares are held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter, but such shares will be counted with respect to determining whether a quorum is present. Abstentions will not be counted as votes cast and with respect to the stockholder proposal will have the effect of a vote against such proposal.

     The last date for the acceptance of Proxies by management is the close of business on May 19, 1995, and no Proxy received after that date will be voted by management at the meeting.

PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of a class of the Company's outstanding voting securities at the close of business on January 28, 1995.

                                           No. of       Percent
Name and Address             Class     Shares Owned   of Class(1)

FMR Corp.                  Class A      8,050,768(2)    7.4%
82 Devonshire Street
Boston, Massachusetts 02109

Mellon Bank Corporation    Class A      5,722,000(2)    5.2%
One Mellon Bank Center
Pittsburg, Pennsylvania 15258

W.D. Company, Inc.(3)      Class A         41,496           *
Little Rock, Arkansas      Class B      3,985,776       99.2%

*Denotes less than 0.1%

(1) At January 28, 1995, there were a total of 109,028,595 shares of the Company's Class A Common Stock and 4,017,061 shares of the Company's Class B Common Stock outstanding.

(2) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(3) William Dillard, Chairman of the Board of Directors of the Company, William Dillard II, President, Alex Dillard, Executive Vice President, and Mike Dillard, Executive Vice President, are officers and directors of W.D. Company, Inc. and own 21.3%, 25.1%, 23.3% and 22.0%, respectively, of the outstanding voting stock of W.D. Company, Inc.

ELECTION OF DIRECTORS

    Five Directors representing Class A Stockholders and 10 Directors representing Class B Stockholders are to be elected by the Class A Stockholders and the Class B Stockholders, respectively, at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted "FOR" the election as Directors of the 15 persons hereinafter identified under "Nominees for Election as Directors" if not specified otherwise. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Management has no reason to believe that any substitute nominee will be required.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE 15 PERSONS HEREINAFTER IDENTIFIED.

NOMINEES FOR ELECTION AS DIRECTORS

    The following table briefly indicates the principal occupation of each nominee, the approximate amount of Class A and Class B Common Stock of the Company beneficially owned by each nominee as of January 28, 1995, and the year each nominee first was elected as a Director. The table also indicates the approximate amount of Class A and Class B Common Stock of the Company beneficially owned by the executive officers named under "Compensation of Directors and Executive Officers" and the amount beneficially owned by the directors and executive officers, as a group, as of January 28, 1995.

                                              Shares of
                                             Common Stock
                                             Beneficially    Percent
                      Principal   Director   Owned as of       of
Name             Age  Occupation   Since       1/28/95(1)     Class


William Dillard  80   Chairman of   1964  Class A   766,886  (3)   .7%
(b)(2)                the Board and       Class B 3,985,776  (3) 99.2%
                      Chief Executive
                      Officer of the
                      Company

Calvin N. Clyde, 74   Chairman of   1985  Class A     8,887         *
  Jr.                 the Board,          Class B      None
(b)                   T. B. Butler
                      Publishing
                      Co., Inc.,
                      Tyler, TX

Robert C. Connor 53   Investments   1987  Class A    13,033  (4)    *
(a)                                       Class B      None


Drue Corbusier   48   Vice Presi-   1994  Class A   282,398 (5)   .3%
(b)                   dent of the         Class B      None
                      Company

Will D. Davis    65   Partner,      1972  Class A    11,040        *
(a)                   Heath, Davis        Class B      None
                      & McCalla,
                      Attorneys,
                      Austin, TX

Alex Dillard     45   Executive     1975  Class A   831,178 (3)   .8%
(b)(2)                Vice President      Class B 3,985,776 (3) 99.2%
                      of the Company

Mike Dillard     43   Executive     1976  Class A   726,283 (3)   .7%
(b)(2)                Vice President      Class B 3,985,776 (3) 99.2%
                      of the Company

William Dillard  50   President and 1967  Class A   976,689 (3)   .9%
  II                  Chief Operating     Class B 3,985,776 (3) 99.2%
(b)(2)                Officer of the
                      Company

James I. Freeman 45  Senior Vice    1991 Class A    215,753 (6)   .2%
(b)                  President and       Class B       None
                     Chief Financial
                     Officer of the
                     Company

John Paul        72   Retired Member 1992 Class A      None
Hammerschmidt         of Congress         Class B      None
(a)

William B.       51   Vice Chairman, 1985 Class A     6,000 (7)    *
Harrison, Jr.         Chemical Banking    Class B      None
(a)                   Corporation,
                      New York, NY

J.M. Hessels     52   Chairman,     1990  Class A      None
(a)                   Executive           Class B      None
                      Board, Vendex
                      International
                      N.V. (Retail)
                      Amsterdam, The
                      Netherlands

John H. Johnson  77   President     1986  Class A     3,000 (8)    *
(b)                   and Publisher,      Class B      None
                      Johnson
                      Publishing
                      Company, Inc.,
                      Chicago, IL

E. Ray Kemp      70   Retired Vice  1970  Class A   160,204 (9)   .1%
(b)                   Chairman of the     Class B      None
                      Board and Chief
                      Administrative
                      Officer of the
                      Company

William H.       64   Managing      1994  Class A     1,000        *
Sutton                Partner,            Class B      None
(b)                   Friday, Eldredge
                      & Clark, Attorneys
                      Little Rock, AR

All Nominees and                          Class A 5,793,768(10)(11) 5.2%
Executive Officers                        Class B 3,985,776  (10)  99.2%
as a Group (a total
of 29 persons)

(a)  Class A Director
(b)  Class B Director

*Denotes less than 0.1%

(1) Based on information furnished by the respective individuals.

(2) William Dillard is a director and officer of W. D. Company, Inc. and owns 21.3% of the outstanding voting stock of such company. William Dillard II, Alex Dillard and Mike Dillard are sons of William Dillard and are directors and officers of W. D. Company, Inc. and own 25.1%, 23.3% and 22.0%, respectively, of the outstanding voting stock of such company.

(3) Includes 41,496 shares of Class A Common Stock and 3,985,776 of Class B Common Stock owned by W. D. Company, Inc., in which shares William Dillard, William Dillard II, Alex Dillard and Mike Dillard are each deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. See "Principal Holders of Voting Securities." William Dillard and his wife individually own 303,133 and 2,772 shares, respectively, of Class A Common Stock; he has sole voting power with respect to 19,485 shares held in trust for three minor children and has the right to acquire beneficial ownership of 400,000 shares pursuant to currently exercisable options granted under Company stock option plans. William Dillard II individually owns 525,617 shares of Class A Common Stock and has the right to acquire beneficial ownership of 409,576 shares pursuant to currently exercisable options granted under Company stock option plans. Alex Dillard and his wife individually own 344,105 and 36,001 shares, respectively, of Class A Common Stock and he has the right to acquire beneficial ownership of 409,576 shares pursuant to currently exercisable options granted under Company stock option plans. Mike Dillard individually owns 253,761 shares of Class A Common Stock, has sole voting power with respect to 21,450 shares held in trust for three minor children and has the right to acquire beneficial ownership of 409,576 shares pursuant to currently exercisable options granted under Company stock option plans.

(4) Includes 24 shares held in trust for a minor child, with respect to which Robert C. Connor has sole voting power, and nine shares owned by his wife.

(5) Drue Corbusier and her husband individually own 123,979 and 14,400 shares, respectively, of Class A Common Stock, and she has the right to acquire beneficial ownership of 144,019 shares pursuant to currently exercisable options granted under Company stock option plans.

(6) James I. Freeman individually owns 43,609 shares, has sole voting power with respect to 12,000 shares held in trust for three minor children and has the right to acquire beneficial ownership of 160,144 shares pursuant to currently exercisable options granted under Company stock option plans.

(7)        Includes 3,300 shares owned by his wife.

(8) These shares are held by Johnson Publishing Company, Inc., of which John H. Johnson is President and Publisher.

(9) E. Ray Kemp and his wife individually own 70,220 and 68,484 shares, respectively, of Class A Common Stock, and he has sole voting power with respect to 21,500 shares held in trust for two minor children.

(10) The shares in which William Dillard, William Dillard II, Alex Dillard and Mike Dillard are deemed to have a beneficial interest due to their respective relationships with W. D. Company, Inc. have been included in this computation only once and were not aggregated for such purpose.

(11) Includes the right to acquire beneficial ownership of 3,253,073 shares pursuant to currently exercisable options granted under Company stock option plans.

     The following nominees for director also hold directorships in the designated companies:

     Name                     Director of


William Dillard II                  Acxiom Corporation, Barnes & Noble,
                                    Inc., MSA Realty Corp., and Simon
                                    Property Group, Inc.

John Paul Hammerschmidt             Southwestern Energy Co.

William B. Harrison, Jr.            Chemical Banking Corporation and
                                    Freeport-McMoran

J. M. Hessels                       Barnes & Noble, Inc. and Software Etc.
                                    Stores, Inc.


     The business association of the nominees as shown has been continued for more than five years, with the exception of Robert C. Connor, who prior to 1993 was President of Union National Bank of Arkansas, which was merged with Worthen Banking Corporation, which subsequently was acquired by Boatmen's Bancshares, Inc. E. Ray Kemp's retirement was effective in March, 1992. Each nominee for director was elected to the Board of Directors at the annual meeting of stockholders held May 21, 1994.

     The Board of Directors met four times during the last 12 months, on May 21, September 1, and November 12, 1994, and
March 18, 1995.

     Audit Committee members are John Paul Hammerschmidt, Chairman,
E. Ray Kemp, and William H. Sutton. The Audit Committee held three meetings during the year.

     Executive Compensation Committee members are Calvin N. Clyde, Jr., Robert C. Connor and Will D. Davis, Chairman. The Executive
Compensation Committee held two meetings during the year.

     Stock Option Committee members are Calvin N. Clyde, Jr.,
Chairman, William B. Harrison, Jr., and John H. Johnson. The Stock Option Committee held two meetings during the year.

    Each of the following nominees for director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which he served: John H. Johnson.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash and Other Compensation

    The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by the Company and its subsidiaries to the Chief Executive Officer and each of the four most highly compensated executive officers (the "named executive officers") of the Company in all capacities in which they served.

Summary Compensation Table

                                                                             Long Term Compensation
                                   Annual Compensation                        Awards           Payouts
(a)                    (b)          (c)           (d)         (e)       (f)          (g)       (h)      (i)
                                                            Other     Restricted   Securities
                                                            Annual      Stock      Underlying   LTIP     All Other
                                                          Compensation  Award(s)    Options/  Payouts  Compensation
Name and               Year        Salary($)    Bonus($)       ($)       ($)       SARs(#)      ($)         ($)(1)
Principal Position

William Dillard
Chairman of the Board  1994       $860,000      $1,040,000      -         -        150,000      -           $173,313
and Chief Executive    1993        835,000       1,135,000      -         -        100,000      -            114,013
Officer                1992        810,000       1,255,000      -         -         75,000      -            348,877

William Dillard II
President and Chief    1994        560,000       1,040,000      -         -        150,000      -            152,305
Operating Officer      1993        535,000       1,135,000      -         -        100,000      -             80,500
                       1992        510,000       1,255,000      -         -         75,000      -            286,623

Alex Dillard
Executive Vice         1994        470,000       1,040,000      -         -        150,000      -            164,187
President              1993        445,000       1,135,000      -         -        100,000      -             70,600
                       1992        420,000       1,255,000      -         -         75,000      -            274,320

Mike Dillard
Executive Vice         1994        425,000         695,000      -         -        150,000      -            106,132
President              1993        405,000         755,000      -         -        100,000      -             61,250
                       1992        380,000         835,000      -         -         75,000      -            189,739

James I. Freeman
Senior Vice President  1994        380,000          205,000     -         -         60,000      -             53,640
and Chief Financial    1993        365,000          220,000     -         -         50,000      -             46,125
Officer                1992        345,000          237,500     -         -         30,000      -             75,719


   (1) Amounts represent the Company's defined contributions, for the fiscal year indicated, for the benefit of the named executive officers pursuant to its Retirement Plan.

Stock Option Grants

    The following table sets forth information concerning stock options granted to the named executive officers under the Company's 1990 Stock Option Plan:

Option/SAR Grants in Last Fiscal Year

                                                                                   Potenial Realizable
                                                                                    Value at Assumed
                                                                                     Annual Rates of
                                                                                      Stock Price
                                                                                    Appreciation for
                                                                                       Option Term
(a)                 (b)               (c)               (d)            (e)         (f)       (g)
                Number of           % of Total
           Securities Underlying    Options/SARs       Exercise or
                   Options/      Granted to Employees   Base Price    Expiration
Name         SARs Granted (#)(1)    In Fiscal Year        ($/Sh)        Date       5% ($)      10% ($)

William Dillard       150,000            7.6%              $31.25       5/21/99    $1,295,250  $2,861,700

William Dillard II    150,000            7.6%               31.25       5/21/99     1,295,250   2,861,700

Alex Dillard          150,000            7.6%               31.25       5/21/99     1,295,250   2,861,700

Mike Dillard          150,000            7.6%               31.25       5/21/99     1,295,250   2,861,700

James I. Freeman       60,000            3.0%               31.25       5/21/99       518,100   1,144,680


(1) If payment for shares upon exercise of any of these options is made with shares of the Company's common stock owned by the optionee, the optionee shall be granted on that date an option ("Reload Option") to purchase a number of shares equal to the number of shares tendered to the Company. The exercise price of the Reload Option shall be the fair market price of the Company's common stock on the Reload Option grant date, and the expiration date of the Reload Option shall be the same as that of the original option.

Stock Option Exercises and Holdings

    The following table sets forth information concerning stock options exercised during the last fiscal year and stock options held as of the end of the last fiscal year by the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
Option/SAR Values

(a)               (b)               (c)                   (d)                           (e)
                                             Number of Securities Underlying     Value of Unexercised
                                                 Unexercised Options/            In-the-Money Options/
               Shares Acquired                    SARS at FY-End (#)               SARS at FY-End ($)
Name            on Exercise (#) Value Realized($)   Exercisable (1)                Exercisable (1)(2)

William Dillard        0             $0                 400,000                         $0

William Dillard II     0              0                 409,576                          0

Alex Dillard           0              0                 409,576                          0

Mike Dillard           0              0                 409,576                          0

James I. Freeman       0              0                 160,144                          0

(1) No unexercisable options are held by the named executive officers.

(2) Amounts are zero because the exercise price for the shares underlying the unexercised options exceeded the fair market value of such shares as of fiscal year end.

Pension Plan

    The following table shows the estimated annual benefits payable pursuant to the Company's pension plan to persons in specified compensation and years of service categories upon retirement.

                                 Pension Plan Table

                                  Years of Service
Remuneration         15          20           25            30            35

  300,000         67,500       92,066       117,066       142,066      167,066
  350,000         79,566      108,733       137,900       167,066      196,233
  400,000         92,066      125,400       158,733       192,066      225,400
  450,000        104,566      142,066       179,566       217,066      254,567
  500,000        117,066      158,733       200,400       242,067      283,733
  550,000        129,566      175,400       221,233       267,067      312,900
  600,000        142,066      192,066       242,067       292,067      342,067
  650,000        154,566      208,733       262,900       317,067      371,233

    A participant's compensation covered by the Company's pension plan is his average salary (as reported in the Summary Compensation Table) for the last five years of his employment with the Company. The credited years of service for each of the named executive officers is as follows: William Dillard, 0 years; William Dillard II, 25 years; Alex Dillard, 22 years; Mike Dillard, 22 years; and James I. Freeman, 6 years. Benefits shown are computed as a single life annuity with five years terms certain beginning at age 65 and are not subject to deduction for social security or other offset amounts.

Compensation of Directors

     Directors who are not officers of the Company each receive an annual retainer of $27,250, $1,250 for attendance at each board meeting, $250 for each committee meeting, and actual travel expenses.

Retirement Contract

    The Company has entered into a retirement contract with William Dillard, Chairman of the Board, providing for voluntary retirement upon 90 days notice. Mr. Dillard will receive annual retirement compensation equal to 50% of the average of his last five years total annual compensation from the Company. Such retirement compensation shall be adjusted every three years based on the Consumer Price Index. The payments will be continued in the event of disability, and will be paid to Mr. Dillard's wife for life upon his death.

Compensation Committee Interlocks and Insider Participation

    The Company's Executive Compensation Committee is composed of
Calvin N. Clyde, Jr., Robert C. Connor, and Will D. Davis.  Mr.
Davis is a partner of the law firm Heath, Davis & McCalla, which is retained by the Company for legal services.

Report of Executive Compensation Committee

    The following report addressing the Company's compensation policies for executive officers for fiscal 1994 is submitted by the Executive Compensation Committee of the Board of Directors.


General

The Executive Compensation Committee, which is composed of independent directors who are not employees of the Company establishes policies relating to the compensation of employees and oversees the administration of the Company's employee benefit plans. The compensation program of the Company has been designed
(1) to provide compensation opportunities that are equivalent to those offered by comparable companies, thereby allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success, (2) to motivate key senior officers by rewarding them for attainment of profitability of the Company, and (3) to align the interests of executives with the long-term interests of stockholders by awarding stock options to executives as part of the compensation provided to them.

In order to develop a competitive compensation package for the executive officers of the Company, the Executive Compensation Committee compares the Company's compensation package with those of a comparison group. The comparison group is composed of department stores, specialty stores and other public companies that were family-founded and continue to be family-managed. Not all of the companies in the comparison group are included in the Standard and Poor's Department Store Index. The Executive Compensation Committee believes that the companies in the comparison group are comparable to the Company in management style and management culture. Although the Executive Compensation Committee has made these comparisons, it also has taken into account that as the Company has grown in size, the number of senior executives has not grown proportionately, so that the number of senior executives retained by the Company is lower than the number of senior executives at other companies of similar size.

Currently, the Company's compensation program consists of salary, annual cash performance bonus based on the profitability of the Company, and long-term incentive opportunities in the form of stock options. The compensation program is focused both on short-term and long-term performance of the Company, rewarding executives for both achievement of profitability and growth in stockholder value.

Salary -- Each year the Executive Compensation Committee makes a recommendation to the Board establishing the salary for all executive officers. Such salary recommendations are made at the discretion of the Executive Compensation Committee and are not specifically related to any company performance criteria as are both the cash performance bonus and stock option portions of the compensation program, which are discussed below. The Executive Compensation Committee does, however, base any increase in salary recommendations on target salaries calculated by performing a regression analysis on salaries paid versus total revenues for the comparison group. For fiscal 1994, the salary recommendations made by the Executive Compensation Committee were slightly below the target salaries produced by this analysis.

Cash Performance Bonus -- Cash performance bonuses may be paid annually to senior management. For bonuses to be paid, however, the Company must have income before federal and state income taxes ("pre-tax income") for the fiscal year. The Executive Compensation Committee, within ninety (90) days after the start of a fiscal year, designates those individuals in senior management eligible to receive a cash performance bonus. Bonuses are paid at the conclusion of a fiscal year from a bonus pool which is equal to one and one-half percent (1-1/2%) of the Company's pre-tax income plus three and one-half (3-1/2%) of the increase in pre-tax income over the prior fiscal year. When the Executive Compensation Committee designates the individuals eligible to participate in the cash performance bonus program, it also designates the percent of the bonus pool each individual will be entitled to receive. The Executive Compensation Committee retains at all times the authority to adjust downward the amount of bonus any individual may receive pursuant to the above-described formula. For fiscal 1994, the Company experienced a pre-tax income of $406,110,000 and an increase in pre-tax income over the prior fiscal year of $6,576,000.

The Executive Compensation Committee made a decision to adjust downward by approximately $2,100,000 the amount of bonus which the named executive officers would receive for fiscal 1994 pursuant to the cash performance bonus program.

Stock Options -- Stock option grants under the Company's 1990 incentive and Non-Qualified Stock Option Plan are utilized by the Company for long-term incentive compensation for executive officers. For fiscal 1994, the Stock Option Committee utilized a formula for determining the number of stock options granted to executive officers. Under such formula, each named executive officer in the Summary Compensation Table received a grant covering the number of shares with a market value approximately equal to ten percent (10%) of the officer's total compensation for the previous fiscal year. Because the cash bonus portion of an individual's total compensation is tied directly to the Company's pre-tax income for the fiscal year plus the increase in pre-tax income over the prior fiscal year, the stock option portion of the Company's compensation program is partially tied to Company performance. The exercise price for the options granted is one hundred percent (100%) of the fair market value of the shares underlying such options on the date of grant. The stock options are exercisable at any time up to five (5) years from the date of grant. When making option grants, the Stock Option Committee does not consider the number of options already held by an executive officer.

As discussed in last year's Executive Compensation Committee
Report, the Omnibus Budget Reconciliation Act of 1993 prevents public corporations from deducting as a business expense that portion of the compensation paid to the five named executive officers in the Summary Compensation Table that exceeds $1 million.
This deduction limit does not apply to "performance based compensation." The Executive Compensation Committee believes that the necessary steps have been taken to qualify as performance-based compensation the compensation paid under the cash performance bonus and stock option portions of the Company's compensation program.

Chief Executive Officer

In setting the Chief Executive Officer's compensation, the Executive Compensation Committee makes the same determination with regard to salary, cash performance bonus and stock options as discussed above for the other named executive officers. For fiscal 1994, the increase in the Chief Executive Officer's salary over the prior fiscal year resulted in a salary slightly lower than the target salary calculated by performing the regression analysis discussed above. When targeting the Chief Executive Officer's salary, and when establishing the portion of the bonus pool to which the Chief Executive Officer would be entitled, the Executive Compensation Committee took into account the Chief Executive Officer's contribution and leadership as well as his vision in founding the Company.

Calvin N. Clyde
Robert C. Connor
Will D. Davis, Chairman

Company Performance

    The graph below compares for each of the last five fiscal years the cumulative total returns on the Company's Class A Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's
Department Stores Index. The cumulative total return on the Company's Class A Common Stock assumes $100 invested in such stock on February 3, 1990 and assumes reinvestment of dividends.

    The following table is submitted in lieu of the required graph:

             YEAR               1990    1991   1992    1993    1994

Dillard Department Stores,Inc $137.24 $186.24 $222.17 $162.94 $119.57
Standard & Poor's 500          104.51  124.22  133.34  146.35  142.95
Standard & Poor's Dept Stores  105.38  126.73  137.89  148.41  133.11

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    William Dillard II, Drue Corbusier, Alex Dillard and Mike
Dillard are children of William Dillard.

    Mr. William B. Harrison, Jr. is Vice Chairman of Chemical Banking Corporation, New York, New York. Chemical Bank, a subsidiary of Chemical Banking Corporation, acts as Agent under two Credit Agreements which make funds available to the Company and the Company's wholly-owned subsidiary, Dillard Investment Co., Inc. ("DIC"), in the aggregate amount of $500,000,000. Twenty-eight other banks participate under the Credit Agreements, with such participations totaling 90%. Neither the Company nor DIC made any borrowings under the Credit Agreements during the past fiscal year.

    Mr. William H. Sutton is Managing Partner of the law firm
Friday, Eldredge & Clark, which is retained by the Company for legal services.

    In the transactions disclosed above, the terms were arranged in the ordinary course of business, on substantially the same terms as those prevailing generally in comparable transactions with unrelated persons, and involved no special benefit to the related persons or unfavorable features to the Company.

SECTION 16(a) REPORTING DELINQUENCIES

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Class A Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of stock of the Company.

    To the Company's knowledge, based solely on a review of copies of reports provided by such individuals to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended January 28, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied.

STOCKHOLDER PROPOSAL

    The School Sisters of St. Francis - U.S. Province, 1515 S. Layton Blvd., Milwaukee, WI 53251, owners of 5,300 shares of Class A Common Stock, The Church of the Brethren General Board, 1451 Dundee Ave., Elgin, IL 60120-1694, owners of 500 shares of Class A Common Stock, and The Domini Social Equity Fund, 6 St. James Avenue, Boston, MA 02116, owners of 2,200 shares of Class A Common Stock, have indicated that they intend to propose the following resolution for action at the meeting:

    "RESOLVED, the shareholders request our company to prepare a report at reasonable cost, available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1995.

1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment
           Opportunity Commission defined job categories for 1992, 1993, 1994 listing either numbers or percentages in each category.

2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to minorities.

4. A general description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

5. A description of any policies and programs utilizing the purchase of goods and services from minority and/or female-owned business enterprises."

The following statement was submitted in support of such resolution:

Supporting Statement

    "As shareholders we believe in a strong corporate commitment to workplace issues and policies opposing all forms of discrimination. According to a Wall Street Journal article Working Assets Common Holdings sold Dillard's stock worth $2.7 million and the NAACP's Fair Share Program dropped Dillard's in light of questions regarding the Company's EEO record and social programs. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the Company's and shareholder's interests to have information on our Company's equal employment record available.

    One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has for the last four years conducted studies with the help of a number of corporations and in 1994 held public hearings to ascertain the status of equality and diversity in corporate America.

    As a major employer we are in a position to take the lead in insuring that employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on top management's and the Board of Directors' agenda and reaffirms our public commitment to equal employment opportunities and programs responsive to the concerns of all employees. Publicizing our standards is helpful to our investors and the companies with whom we do business.

    We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to Company shareholders on request. The format of the report requested is not the central question. Many corporations openly release their EEO-1 information in annual reports or public interest booklets.

    Different companies use different styles and levels of detail in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Meyers, Squibb and Travelers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. We feel this request is fair and reasonable."

THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE ADOPTION OF THIS
PROPOSAL FOR THE FOLLOWING REASONS:

    The Company firmly supports and believes it is in full compliance with federal and state employment opportunity laws.
Your Board of Directors supports management's policy of recruiting, hiring, training and promoting the most qualified individuals available at each job level without regard to race, color, religion, sex, national origin, age, handicap or veteran status. The Company's employment statistics as well as its record of vindication in the defense of employment litigation provide clear evidence of management's commitment to this policy.

    Your Board of Directors further supports the Company's policy of selecting vendors and suppliers based on the quality and value of their products to our customers, as well as their reliability in past dealings with the Company. Your Board feels this policy is in the best interest of the shareholders and that a further statement to shareholders of this policy is unnecessary.


    The Board of Directors does not believe that the public dissemination of reports that contain sensitive information protected from public disclosure by federal law promotes the ends of social equality and equal opportunity in any meaningful way.
The Company compiles and files federally mandated statistical reports regarding employment practices at significant time and expense to the Company. While the information in these reports in fact illustrates the Company's commitment to equal opportunity, the compilation and dissemination of these reports, of themselves, would do nothing to promote this commitment. Additional reports, as requested by the proponents, would increase the Company's expenditures, and will not assist management in providing a workplace where each individual is judged fairly according to his or her efforts and abilities.

    The information that the proponents seek is sensitive and potentially susceptible to misinterpretation by persons who may, for whatever reason, be interested in distracting management or initiating unfounded legal action. In fact, the requested reporting could provide unsophisticated activist groups with the false impression of statistical underutilization and encourage them to harass management or to initiate baseless legal actions. The results may prove costly to the Company and distracting to management.

    The Company strives to respond meaningfully to all legitimate shareholder concerns. To this end, management has initiated a dialogue with respect to this shareholder proposal. The open communication of information about relevant Company policies and procedures between senior executives and concerned shareholders has been and will continue to be fruitful and enlightening. Although the Company may be in agreement and compliance with the ultimate objectives of the shareholder proponents in many respects, the Directors of the Company do not believe it is in the shareholders' best interest to increase the burdens already placed on management or to expose the Company to potentially costly litigation by requiring the preparation and dissemination of the requested reports.

    THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THIS STOCKHOLDER
PROPOSAL.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO
VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

OTHER MATTERS

    Management of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Company's annual meeting of stockholders in 1996 must be received by the Company at its principal executive offices not later than December 12, 1995 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

ANNUAL REPORTS

    The Company's annual report for the fiscal year ended January
28, 1995 is being mailed with this Proxy Statement but is not to be considered as a part hereof.

INDEPENDENT PUBLIC ACCOUNTANTS

    A representative of Deloitte & Touche, the Company's independent public accountants for fiscal year 1994 and the current year, will be present at the meeting, will have the opportunity to make a statement, and also will be available to respond to appropriate questions.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED UPON WRITTEN REQUEST TO:

           DILLARD DEPARTMENT STORES, INC.
           Post Office Box 486
           Little Rock, Arkansas  72203
           Attention:  James E. Darr, Jr., Secretary


                              By Order of the Board of Directors



                              JAMES E. DARR, JR.
                              Secretary

                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dillard Department Stores, Inc.
Post Office Box 486
Little Rock, Arkansas  72203    PROXY       The undersigned hereby appoints
Telephone No.(501)376-5200    William Dillard and James E. Darr, Jr. as
                              Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Class A Common Stock of Dillard Department Stores, Inc., held of record by the undersigned on March 31, 1995, at the annual meeting of stockholders to be held on May 20, 1995, or any adjournment thereof.


1. ELECTION OF DIRECTORS.  /  /  FOR all Class A      /  / WITHHOLD AUTHORITY
                                 nominees listed           to vote for all
                                 below (except as          Class A nominees
                                 marked to the con-
                                 trary below)


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Class A Nominees

Robert C. Connor * Will D. Davis * John Paul Hammerschmidt * William B. Harrison, Jr. * J. M. Hessels

2.  STOCKHOLDER PROPOSAL REQUESTING PREPARATION OF EMPLOYMENT PRACTICES
REPORT.

             (Management of the Company opposes this proposal.)

          /    /   FOR        /    /   AGAINST    /    /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.
 Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED:                , 1995

                                  Signature



                                  Signature, if jointly held


PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dillard Department Stores, Inc.
Post Office Box 486
Little Rock, Arkansas  72203    PROXY       The undersigned hereby appoints
Telephone No.(501)376-5200    William Dillard and James E. Darr, Jr. as
                              Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Class B Common Stock of Dillard Department Stores, Inc., held of record by the undersigned on March 31, 1995, at the annual meeting of stockholders to be held on May 20, 1995, or any adjournment thereof.


1. ELECTION OF DIRECTORS.  /  /  FOR all Class B      /  / WITHHOLD AUTHORITY
                                 nominees listed           to vote for all
                                 below (except as          Class B nominees
                                 marked to the con-
                                 trary below)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Class B Nominees

William Dillard * Calvin N. Clyde, Jr. * Drue Corbusier * Alex Dillard * Mike Dillard * William Dillard II * James I. Freeman * John H. Johnson * E. Ray Kemp * William H. Sutton


2.  STOCKHOLDER PROPOSAL REQUESTING PREPARATION OF EMPLOYMENT PRACTICES
REPORT.

            (Management of the Company opposes this proposal.)

          /    /   FOR        /    /   AGAINST    /    /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED:                , 1995
                                  Signature



                                  Signature, if jointly held


PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.